UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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NetBank, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NETBANK, INC.
1015 Windward Ridge Parkway
Alpharetta, Georgia 30005

March 30, 2006

Dear Shareholder:

You are cordially invited to attend our 2006 Annual Meeting of Shareholders, which will be held at the Embassy Suites, 5955 North Point Parkway, Alpharetta, Georgia 30022 on May 2, 2006, at 10:00 a.m., local time. I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

The attached Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted at the meeting. We also will report on our operations during the past year and during the first quarter of fiscal 2006, as well as on our plans for the future.

We are including with this Proxy Statement a copy of our Annual Report. It contains information on our operations and financial performance as well as our audited financial statements.

Please take this opportunity to become involved in the affairs of the Company. Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy card in the envelope provided. Returning the proxy card does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your shares at the meeting.

Sincerely,

Douglas K. Freeman
Chairman and Chief Executive Officer

NETBANK, INC.

1015 Windward Ridge Parkway
Alpharetta, Georgia 30005
(770) 343-6006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 2, 2006

The Annual Meeting of Shareholders of NetBank, Inc. (the “Company”) will be held at the Embassy Suites, 5955 North Point Parkway, Alpharetta, Georgia 30022 on Tuesday, May 2, 2006, at 10:00 a.m., local time, to consider and vote upon the following matters:

1.                To elect three directors to serve for a three-year term expiring at the 2009 Annual Meeting of Shareholders.

2.                To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors.

3.                To transact such other business as may properly come before such meeting or any adjournment or postponement thereof.

The Board of Directors has established the close of business on March 6, 2006, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

We hope you will be able to attend the meeting. To ensure that the greatest number of shareholders will be present either in person or by proxy, however, we ask that you complete, date and sign the accompanying proxy card and return it as promptly as possible in the enclosed self-addressed envelope. No postage is required if mailed in the United States.

If you attend the Annual Meeting in person, you may revoke your proxy at the meeting and cast your vote in person. If you receive more than one proxy because your shares are held in various names or accounts, you should complete and return each proxy.

By Order of the Board of Directors:

Charles E. Mapson
Secretary

March 30, 2006

PROXY STATEMENT

TABLE OF CONTENTS

INTRODUCTION	1
Time and Place of the Meeting	1
Record Date and Mailing Date	1
Number of Shares Outstanding	1
VOTING AT THE ANNUAL MEETING	1
Procedures for Voting by Proxy	1
Requirements for Shareholder Approval	1
Effect of Abstentions	2
Effect of Broker Non-Votes	2
SOLICITATION OF PROXIES	2
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT	3
PROPOSAL ONE: ELECTION OF DIRECTORS	5
Director Independence	6
Annual Meeting Attendance	7
Committees of the Board of Directors	7
Compensation Committee Interlocks and Insider Participation	8
Director Compensation	8
EXECUTIVE OFFICERS	10
COMPENSATION OF EXECUTIVE OFFICERS	11
Summary Compensation Table	11
Stock Option Grants in Fiscal 2005	13
Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values	13
Long-Term Incentive Plans—Awards in Last Fiscal Year	13
Employment Agreements	14
Change of Control Arrangements	15
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	16
Compensation Philosophy	16
Base Salaries	16
Bonuses	17
Mid-Term Incentive Compensation	17
Long-Term Incentive Compensation	18
Benefits	18
Compensation of the Chief Executive Officer	18
Section 162(m) of the Internal Revenue Code	19
AUDIT COMMITTEE REPORT	20
PERFORMANCE GRAPH	21
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	21
CERTAIN TRANSACTIONS	22
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	22
Audit Fees	23
Audit Committee Preapproval Policy	23

i

DIRECTOR SELECTION AND NOMINATION PROCESS AND SHAREHOLDER COMMUNICATIONS	23
Director Selection and Nomination Process	23
Shareholder Communications	25
Shareholder Proposals	25
OTHER BUSINESS	26

ii

NETBANK, INC.

1015 Windward Ridge Parkway
Alpharetta, Georgia 30005
(770) 343-6006

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2006

INTRODUCTION

Time and Place of the Meeting

Our Board of Directors (the “Board”) is furnishing this Proxy Statement to solicit proxies for use at the Annual Meeting of Shareholders to be held on Tuesday, May 2, 2006, at 10:00 a.m., at the Embassy Suites, 5955 North Point Parkway, Alpharetta, Georgia 30022, and at any adjournment or postponement of the meeting.

Record Date and Mailing Date

The close of business on March 6, 2006, is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this Proxy Statement and accompanying proxy card to shareholders on or about April 3, 2006.

Number of Shares Outstanding

As of the close of business on the record date (the “record date”), 46,586,415 shares of our common stock, $0.01 par value, were issued and outstanding. Each such share is entitled to one vote on all matters to be presented at the meeting.

VOTING AT THE ANNUAL MEETING

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the election of the nominated directors and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. You can revoke your proxy by delivering to the Secretary of the Company, at the Company’s address listed above, either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Requirements for Shareholder Approval

A quorum will be present if a majority of the outstanding shares of common stock are present in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. To be elected, a director must receive more votes than any other nominee for the same seat on the Board. As a result, if you withhold your vote as to one or more directors, it will have no effect on the outcome of the election. If any nominee for election to the Board named in this Proxy Statement becomes unavailable for election for any reason, your shares may be voted for any substitute nominee selected by the Board, upon the recommendation of the Corporate Governance Committee. The proposal to ratify the appointment of the independent auditors, together with generally any other matter properly presented for shareholder approval, will require that the number of shares voted in favor of the proposal must exceed the number of shares voted against the proposal, provided a quorum is present.

Effect of Abstentions

A shareholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter, and will therefore have no effect on the outcome of the votes on the proposals presented at the Annual Meeting.

Effect of Broker Non-Votes

Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Brokerage firms that are members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to the election of directors and the ratification of independent auditors. Proxies that brokers do not vote on one or more proposals are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Accordingly, broker non-votes will not affect the outcome of the vote on any of the proposals set forth in this Proxy Statement.

SOLICITATION OF PROXIES

The Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our soliciting material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table lists, as of the record date (or in the case of 5% Beneficial Owners, December 31, 2005), the number of shares of common stock beneficially owned by (1) each current director and nominee, (2) the executive officers named in the Summary Compensation Table, (3) each person or entity known to us to be the beneficial owner of more than five percent of the outstanding common stock, based on the most recent Schedule 13G and 13D Reports filed with the Securities and Exchange Commission (“SEC”) and the information contained in those filings, and (4) all current executive officers and directors as a group. Unless otherwise indicated, each person or entity has sole voting and dispositive power with respect to the indicated shares.

Name of Beneficial Owner		Number of Shares Beneficially Owned(1)		Percent of Class
(i)	Directors and Director Nominees
	Eula L. Adams	40,000		*
	Stuart M. Cable	164,030		*
	Douglas K. Freeman(2)	1,202,973		2.58%
	J. Stephen Heard	73,000		*
	David W. Johnson, Jr.	524,872	(3)	1.13%
	Robin C. Kelton	600,612	(4)	1.29%
	Tamara L. Adler Lundgren(5)	40,000		*
	Thomas H. Muller, Jr.	75,814		*
	Joel A. Smith, III	63,300		*
(ii)	Non-Director, Named Executive Officers
	Steven F. Herbert	172,951		*
	Charles E. Mapson	82,746		*
	Jerald W. McCoy	124,858		*
	William M. Ross	200,391		*
(iii)	5% Beneficial Owners
	FMR Corp	3,696,090	(6)	7.93%
	Daruma Asset Management, Inc	3,199,400	(7)	6.87%
	T. Rowe Price Associates, Inc	2,436,740	(8)	5.23%
(iv)	All current Executive Officers and Directors as a Group(5) (14 persons)	3,435,198	(9)	7.37%

*                    Indicates less than one percent of the shares of common stock outstanding as of the record date.

(1)          Includes the following numbers of shares subject to options exercisable within 60 days following the record date for the indicated reporting person:

Mr. Adams	40,000	Mrs. Adler Lundgren	40,000
Mr. Cable	147,620	Mr. Mapson	72,915
Mr. Freeman	750,302	Mr. McCoy	95,852
Mr. Heard	43,000	Mr. Muller	46,000
Mr. Herbert	113,677	Mr. Ross	151,555
Mr. Johnson	57,571	Mr. Smith	61,024
Mr. Kelton	122,853

(2)          Mr. Freeman is also an executive officer of the Company.

(3)          Includes 3,414 shares owned of record by Mr. Johnson’s sister, over which he claims shared voting power.

(4)          Includes 477,759 shares of common stock that Mr. Kelton reported were directly owned by him in the officer and director questionnaire provided to the Company in connection with the preparation of this Proxy Statement. See “Section 16(a) Beneficial Ownership Reporting Compliance.”

(5)          Mrs. Adler Lundgren advised the Company on February 21, 2006 that she would not stand for re-election to the Board when her current term as a director expires at the 2006 Annual Meeting of Shareholders. Her decision was voluntary and there was no disagreement between the Company and Mrs. Adler Lundgren.

(6)          According to Amendment No. 3 to the Schedule 13G filed with the SEC on February 14, 2006 by FMR Corp., such entity beneficially owned the indicated number of shares of our common stock as of December 31, 2005. According to such Schedule 13G, as amended, such entity had sole power to vote or direct the vote with respect to 237,346 shares and sole power to dispose or direct the disposition with respect to 3,696,090 shares. Of the indicated shares, (i) 3,621,862 shares are beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment adviser to various investment companies (the “Fidelity Funds”); (ii) 74,228 shares are beneficially owned by Fidelity Management Trust Company (“FMTC”), a wholly-owned bank subsidiary of FMR Corp. that manages various institutional accounts. FMR Corp. and its Chairman, Edward C. Johnson, 3d, have sole dispositive authority as to the shares held by the Fidelity Funds and sole voting and dispositive authority as to the accounts managed by FMTC. The shares held by the Fidelity Funds are voted by Fidelity pursuant to guidelines established by the Funds’ Boards of Trustees. Through their ownership of voting common shares of FMR Corp. and the execution of a shareholders’ voting agreement with respect to FMR Corp., Edward C. Johnson, 3d, and other members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)          According to a Schedule 13G filed with the SEC on February 13, 2006, Daruma Asset Management, Inc. (“Daruma”) beneficially owned 3,199,400 shares of our common stock as of December 31, 2005. Daruma manages accounts for one or more investment advisory clients. Mariko O. Gordon is Daruma’s President and principal shareholder. According to such Schedule 13G, Daruma possessed sole voting power with respect to 1,300,600 shares, which are held for the benefit of its clients by its separate managed investment advisory accounts, and sole dispositive power with respect to 3,199,400 shares. The address of Daruma is 80 West 40th Street, 9th Floor, New York, NY 10018.

(8)          According to a Schedule 13G filed with the SEC on February 14, 2006, T. Rowe Price Associates, Inc. (“T. Rowe”) beneficially owned 2,436,740 shares of our common stock as of December 31, 2005. T. Rowe is a registered investment advisor. According to such Schedule 13G, T. Rowe possessed sole voting power with respect to 893,000 shares and sole dispositive power with respect to 2,436,740 shares. The address of T. Rowe described above is 100 E. Pratt Street, Baltimore, Maryland 21202.

(9)          Includes 1,805,368 shares subject to options exercisable within 60 days following the record date.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Under our Second Amended and Restated Bylaws, the Board shall consist of one or more persons, with the precise number to be fixed by resolution of the Board, and is divided into three classes. As of the date of this Proxy Statement, the Board consists of 9 persons, one of whom is not standing for re-election as a director at the 2006 Annual Meeting of Shareholders, and there are currently two vacancies on the Board. Effective in March 2006, however, the Board, by resolution and upon recommendation of the Corporate Governance Committee of the Board, reduced the size of the Board to 8 persons as of the date of the 2006 Annual Meeting of Shareholders. The director nominees and directors whose terms will continue are listed below. The ages of the director nominees and incumbent directors listed below are as of the date of the Annual Meeting. The terms to be served by the members of each class below will expire at the Annual Meeting of Shareholders in the year indicated and upon the election and qualification of their successors. Information regarding all of our current directors and nominees is presented below.

	Age	Director Since	Position
Director Nominees
Class III (For a Term Expiring in 2009)
Robin C. Kelton(1)	71	1997	Director
Thomas H. Muller, Jr	64	1997	Director
David W. Johnson, Jr	57	2002	Director
Incumbent Directors
Class I (Term Expires in 2007)
Stuart M. Cable	53	2002	Director
Joel A. Smith, III	60	2002	Director
Eula L. Adams	56	2003	Director
Class II (Term Expires in 2008)
J. Stephen Heard	63	1996	Director
Douglas K. Freeman	55	2002	Chairman, Chief Executive Officer and Director

(1)          Pursuant to the Board’s policy on retirement, Mr. Kelton would not have been eligible for re-election to the Board upon completion of his current term unless the Board granted an exception. Based upon the recommendation of the Corporate Governance Committee, the Board approved an exception to the retirement policy with respect to Mr. Kelton. The Board granted the exception based upon Mr. Kelton’s continued active involvement in the financial services industry, his continued participation in the investment community, his many years of experience as a director of both the Company and a former subsidiary of the Company that was once itself a public company, and his continued active involvement as a Board member, all of which are activities and relationships that, in the Board’s view, are compatible with continued service on the Board. In making this determination, the Board and the Corporate Governance Committee also considered that it would not be in the best interests of the Company and its shareholders to lose the services of Mr. Kelton as an active and knowledgeable Board member at this time in view of the resignations during 2005 of two former Board members for personal reasons and Mrs. Adler Lundgren’s decision not to stand for re-election at the 2006 Annual Meeting of Shareholders.

Eula L. Adams has more than 30 years of experience in financial services and accounting. Mr. Adams has been Vice President of Global Services Storage Technology Corporation since March 2004, which corporation was acquired September 2005 by Sun Microsystems, Inc. From February 2003 through March 2004, Mr. Adams served as a technology consultant to various businesses. From 1991 to 2003, he worked at First Data Corporation, serving as a senior executive vice president from 1998 to 2003. Prior to joining First Data, Mr. Adams spent 18 years with Deloitte where he became a partner and served in various positions of responsibility. Mr. Adams is also a director of Pay By Touch, a privately-held company.

Stuart M. Cable has been a partner with the law firm Goodwin Procter LLP since 1986. He served as a director of Resource Bancshares Mortgage Group, Inc. (“RBMG”) from 1992 until its acquisition by the Company on March 31, 2002, at which time he became a director of the Company.

Douglas K. Freeman has served as Chief Executive Officer of the Company since March 31, 2002, and as Chairman of the Board since January 29, 2003. He served as RBMG’s Chief Executive Officer from January 2000, and as Chairman of the Board from November 2000 until March 31, 2002, when RBMG was acquired by the Company.

Stephen Heard has 40 years of experience in the information systems industry, including a 30-year career in management, sales and systems engineering with IBM. Since leaving IBM, he has provided management and information system consulting services to, and participated in the development of, information systems businesses, having served as President of Heard Systems, Inc. and Vice President, Hartford Computer Group and is currently retired.

David W. Johnson, Jr. has served as a director of the Company since March 31, 2002. He served as a director of RBMG from 1992 to March 31, 2002, and in various capacities, including as an executive officer, with RBMG from 1992 until his retirement in 2000.

Robin C. Kelton is Chairman and Chief Executive Officer of Kelton International, Ltd., an investment banking firm formed in January 1996 specializing in the banking and insurance industries. He is founder and former Chairman and Chief Executive Officer of the Fox-Pitt, Kelton Group and Fox-Pitt, Kelton, Inc. In addition, he is Chairman of Thomas Murray Limited, a financial services company, Chairman of Eagle & Dominion Asset Management, Ltd., a fund management company, and Executive Chairman of Financial Centre Corporation, the St. Lucia offshore financial center. Mr. Kelton is also Chairman of Directo, Inc., of Atlanta, Georgia, a privately-held company.

Thomas H. Muller, Jr. has served as President of Muller & Associates, a firm providing financial management services to entrepreneurial enterprises, since 1992. Mr. Muller also served as Executive Vice President and Chief Financial Officer of SpectRx, Inc., a medical device company, from December 1996 until his retirement in November 2004.

Joel A. Smith, III has served as the Dean of the Darla Moore School of Business at the University of South Carolina since October 2000. From June 1998 until his retirement in August 2000, Mr. Smith was President of the East Region of Bank of America, N.A. Mr. Smith is also a director of Avanex Corporation and Carolina National Bank. He also served as a director of RBMG from January 2001 to March 31, 2002.

The Board of Directors recommends a vote FOR each of the Class III director nominees listed above. Proxies that we receive will be voted in favor of each of the listed individuals unless your proxy is marked to the contrary.

Director Independence

The Board has determined that all of our directors other than Mr. Freeman, including those who serve on the committees identified below, are “independent” as independence is defined in Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. (the “Nasdaq Rules”), and that the members of the Audit Committee are also independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SEC Rule 10A-3(b)(1) thereunder. The Board based these determinations primarily on a review of responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors. The Board also reviewed the relationships between the Company and companies with which our directors are affiliated. Therefore, seven of our eight directors (or 87.5 percent) are independent (taking into account reduction of the size of the Board from 11 to 8 members, as described above under “Proposal One: Election of Directors”).

To promote open discussion among our non-management directors, the independent members of the Board meet in executive session from time to time in conjunction with regularly scheduled Board meetings. Four such executive sessions were held in 2005.

Annual Meeting Attendance

We do not have a formal policy regarding director attendance at annual shareholders’ meetings; however, all of our directors then in office attended the 2005 Annual Meeting of Shareholders.

Committees of the Board of Directors

The Board conducts its business through meetings of the full Board and of various committees, including those described below. During 2005, the Board held eleven meetings. Each director attended at least 75% of the aggregate of all meetings of the full Board and all committees of which he or she was a member during his or her term. The Board may from time to time establish other committees.

The composition of our standing committees is as follows:

Management Directors	Audit Committee	Compensation Committee	Corporate Governance Committee	Executive Committee
Douglas K. Freeman				X*
Independent Directors
Eula L. Adams	X
Stuart M. Cable		X	X*	X
J. Stephen Heard		X
David W. Johnson, Jr.	X
Robin C. Kelton
Tamara L. Adler Lundgren			X
Thomas H. Muller, Jr.	X*			X
Joel A. Smith, III		X*		X

X = Committee Member;     * = Chairperson

Executive Committee.   The Board has established an Executive Committee, which has the authority to consider and act on behalf of the Board on important matters between scheduled director meetings unless specific Board action is required or unless otherwise restricted by law, our articles of incorporation or our bylaws or by action of our Board. The Executive Committee met two times in 2005.

Audit Committee.   The Board has established an Audit Committee to provide assistance to the Board in fulfilling its legal and fiduciary responsibilities relating to corporate accounting, financial reporting practices and the quality and integrity of our financial reports. The Audit Committee oversees our accounting and financial reporting processes and the audit of our financial statements. In addition, the Audit Committee selects and engages our independent registered public accounting firm and approves their fees, and takes those actions it deems necessary to satisfy itself that the accountants are independent of management. Its responsibilities include reviewing the adequacy and effectiveness of the Company’s internal controls and procedures, reviewing the scope and results of the internal audit plans and coordinating such plans with our independent auditors, and reviewing our financial reporting activities and accounting policies. The Audit Committee pre-approves any audit and permissible non-audit services provided by the independent auditors. The Audit Committee met eleven times during 2005. The Board has adopted an Audit Committee’s Charter, which was included in our proxy statement for our 2004 Annual Meeting of Shareholders and is posted on our Web site at www.netbankinc.com, within the Corporate Governance section. None of the members of the Audit Committee has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. The Board has also determined that Messrs. Muller and Adams meet the criteria specified under applicable SEC regulations for an “audit committee financial expert” and that all of the Audit Committee members are able to read and understand fundamental financial statements and are financially sophisticated in accordance with the Nasdaq Rules and applicable SEC regulations.

Compensation Committee.   The Board has established a Compensation Committee, which reviews and approves compensation policies and forms of compensation provided to our executive officers, considers the Chief Executive Officer’s recommendations for base salaries, annual incentives levels for other executive officers and any other material compensation and perquisites not otherwise covered by company-wide benefit plans, conducts an annual assessment of our executive compensation program with respect to employees and officers, administers our stock incentive programs for all officers and employees and approves the officer and employee recipients of such grants. The Compensation Committee met five times during 2005. The Compensation Committee’s Charter is posted on our Web site at www.netbankinc.com, within the Corporate Governance section.

Corporate Governance Committee.   The Board has established a Corporate Governance Committee, which also serves as the nominating committee. The Committee’s responsibilities include nomination of directors, appointment of directors to committees, the designation of committee chairpersons, director evaluation and compensation including stock grants to non-management directors, monitoring of the Company’s compliance with, and recommending amendments to, the corporate governance principles established by the Board and the monitoring of standards relating to ethics, conflicts of interest, independence, confidentiality and insider trading. The Corporate Governance Committee also reviews and approves the terms of any related party transactions. The Corporate Governance Committee met five times during 2005. The Corporate Governance Committee’s Charter is posted on our Web site at www.netbankinc.com, within the Corporate Governance section.

We maintain a strong commitment to effective corporate governance, and our Board has formally adopted Corporate Governance Guidelines. Our Corporate Governance Committee is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. Our corporate governance guidelines address matters including the role of the Board, director independence, director vacancies, Board Committees, Board access to independent advisors, director education, retirement and service on other public company boards of directors, transactions with directors, and executive sessions of non-management directors. A copy of our Corporate Governance Guidelines is posted on our Web site at www.netbankinc.com, within the Corporate Governance section.

Compensation Committee Interlocks and Insider Participation

During 2005, the Compensation Committee was comprised of Messrs. Smith, Cable, Heard (from April 28, 2005 to December 31, 2005) and Ms. Catherine A. Ghiglieri (from January 1, 2005 to April 28, 2005). None of these persons has served as an executive officer of the Company. During 2005, no executive officer of the Company served as a director or member of the compensation committee (or committee performing equivalent functions) of any other entity of which Messrs. Smith, Cable or Heard served as an executive officer.

Director Compensation

Effective April 28, 2005, our non-employee directors receive a $1,000 fee per Board meeting attended and $6,250 per quarter for their services as directors. Audit Committee members receive $2,000 per meeting attended. Executive Committee (other than Mr. Freeman), Compensation Committee and

Corporate Governance Committee members receive $1,000 per meeting attended. In addition, the Chairmen of the Compensation and Corporate Governance Committees receive an annual stipend of $3,000. The Chairman of the Audit Committee receives an annual stipend of $20,000. Non-employee members of the Board of Directors and Risk Committee of NetBank, a federal savings bank, the Company’s banking subsidiary (the “Bank”) receive $1,000, respectively, per meeting attended. Messrs. Adams, Cable, Freeman, Heard, Johnson, Kelton, Muller, Smith and Mrs. Adler Lundgren are currently members of the Bank’s Board of Directors. We also reimburse directors for reasonable expenses incurred in connection with attending meetings of the Board of the Company, the Board of Directors of the Bank, and the Committees thereof.

The following table sets forth the cash compensation (which excludes reimbursement for travel and other business expenses) paid to each non-management director in 2005 for service as a director of the Company or the Bank:

Non-Management Directors	Amount
Eula L. Adams	$50,750
Stuart M. Cable	$42,750
J. Stephen Heard	$41,750
David W. Johnson, Jr.	$48,750
Robin C. Kelton	$32,750
Tamara L. Adler Lundgren	$36,750
Thomas H. Muller, Jr.	$71,750
Joel A. Smith, III	$41,750

At the Board meeting held in conjunction with our 2005 Annual Meeting of Shareholders, all of the directors except Mr. Freeman were granted options to purchase 15,000 shares of common stock at an exercise price of $8.25 per share. The options vested immediately on the date of grant. In addition, a grant of options to purchase 15,000 shares of common stock is made to each member of the Board effective upon their initial election or appointment. All options granted to directors as described in this paragraph had exercise prices equal to the fair market value of our common stock on the date of grant and vested immediately on the date of grant. The Corporate Governance Committee is currently evaluating director compensation. We expect that grants of options or other forms of equity will be made to each non-employee director at the Board meeting to be held in conjunction with the 2006 Annual Meeting of Shareholders. There may also be an increase in the cash compensation to directors based upon the results of the evaluation being conducted by the Corporate Governance Committee.

We purchased certain bank owned life insurance (“BOLI”) policies that insure the lives of the participants in the supplemental retirement plan. These participants include the following current directors: Messrs. Cable, Heard, Johnson, Muller and Smith. The tax-free earnings from these policies will be used to offset the expense associated with a supplemental retirement plan for each of the aforementioned directors. The total premium cost to the Company was $14,535,000, all of which was paid prior to 2004 and included provisions for certain executive officers and directors who are no longer associated with the Company. As a result of the premiums paid by the Company prior to 2004, the participants are imputed income annually for tax purposes. For 2005, the imputed income for tax purposes for Messrs. Cable, Heard, Johnson, Muller and Smith was $1,053, $1,215, $2,500, $1,221 and $3,019, respectively. We discontinued the supplemental retirement plan for new directors as of April 24, 2003. Under the terms of their respective supplemental retirement plans, each of these directors is eligible to receive annual payments of approximately $60,000 per year beginning at age 65 until their projected mortality age, generally 74-78. Should a director live beyond his projected mortality, additional benefits may be payable depending on the earnings under the life insurance policies. Accrued unpaid benefits are payable in a lump sum upon a director’s death or if termination is due to disability before age 65.

EXECUTIVE OFFICERS

The following persons currently serve as executive officers of the Company:

Douglas K. Freeman	Age: 55

      Mr. Freeman is the Chief Executive Officer of the Company. Please refer to the section of this Proxy Statement entitled “Proposal One: Election of Directors” above for additional information regarding Mr. Freeman’s experience.

R. Theodore Brauch	Age: 47

      Mr. Brauch has served as Chief Risk Executive of the Company since April 1, 2002. From September 1999 through March 2002, Mr. Brauch was engaged as a certified financial planner by AXA Advisors, LLC in Jacksonville, Florida.

Steven F. Herbert	Age: 49
Mr. Herbert has served as Chief Finance Executive of the Company since April 5, 2002, and of RBMG from 1995 through March 31, 2002.
Charles E. Mapson	Age: 48

      Mr. Mapson has served as Chief Legal Executive and Secretary of the Company since April 1, 2002, and Chief Legal Executive of RBMG from June 2001 through March 31, 2002. Mr. Mapson was a shareholder of Akerman, Senterfitt & Eidson, P.A. from November 1999 to August 2001.

Jerald W. McCoy	Age: 41

      Mr. McCoy has served as Chief Capital Markets Executive of the Company since April 1, 2002, and of RBMG from March 1, 2002 through March 31, 2002. In addition, Mr. McCoy has served as Chief Marketing & Customer Segmentation Executive of the Company since November 1, 2004. Mr. McCoy was Director of Risk Management & Structured Transactions of RBMG from August 2000 through February 2002.

William M. Ross	Age: 57

      Mr. Ross has served as Chief Strategic Initiatives Executive of the Company since April 1, 2002, and of RBMG from July 2001 through March 31, 2002. In addition, Mr. Ross has served as Chief Transaction Processing of the Company since November 1, 2004. Mr. Ross was Chief Sales and Fulfillment Executive of RBMG from November 2000 to July 2001.

dowCOMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2005, 2004 and 2003 of our Chief Executive Officer and the four most highly compensated executive officers who were serving as executive officers at the end of 2005.

Summary Compensation Table

	Annual Compensation(1)			Long-Term Compensation Awards
					Number of
				Restricted	Securities
				Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(2)	Options	Compensation
Douglas K. Freeman	2005	$550,000	$83,600	$135,836	33,333	$24,240(3)
Chairman and Chief	2004	$554,231	$0	$0	100,000	$16,952(4)
Executive Officer	2003	$537,500	$754,516	$161,550	100,000	$8,901(5)
Steven F. Herbert	2005	$220,500	$111,915	$33,961	8,333	$6,344(3)
Chief Finance Executive	2004	$222,196	$0	$0	20,000	$7,344(4)
	2003	$220,500	$299,031	$53,850	20,000	$7,344(5)
Charles E. Mapson	2005	$180,000	$33,962	$27,172	6,666	$6,878(3)
Chief Legal Executive	2004	$181,385	$0	$0	20,000	$7,309(4)
	2003	$180,000	$123,732	$53,850	15,000	$7,878(5)
Jerald W. McCoy	2005	$225,000	$83,824	$33,961	8,333	$6,370(3)
Chief Capital Markets	2004	$226,731	$50,400	$0	25,000	$7,081(4)
and Marketing and Customer	2003	$225,000	$308,095	$32,310	25,000	$7,370(5)
Segmentation Executive
William M. Ross	2005	$225,000	$125,798	$33,961	8,333	$7,412(3)
Chief Transaction Processing and	2004	$226,731	$12,600	$0	25,000	$7,640(4)
Strategic Initiatives Executive	2003	$225,000	$257,766	$32,310	25,000	$8,412(5)

(1)          In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted for those named executive officers and for those years where such perquisites and other personal benefits received by the named executive officer did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for the executive officer for such year.

(2)          This column shows the dollar value of restricted stock awards based on the closing price of our common stock on the date of grant. The number of shares of restricted stock awarded in 2003 and 2005 are set forth below in the following table. The restricted stock awarded in 2003 was granted on February 4, 2003 and vests in equal annual increments over a four-year period beginning on February 4, 2004. On February 4, 2003, the closing price of our common stock was $10.77 per share. The restricted stock awarded in 2005 vests in equal annual increments over a four-year period beginning on February 4, 2006.  Such awards were granted on April 18, 2005, except that Mr. Freeman’s award was granted on April 28, 2005. On April 18, 2005 and April 28, 2005, the closing price of our common stock was $8.15 per share. The following table also lists as of December 31, 2005 the number and value of unvested restricted stock awards, based upon the $7.22 closing price of our common stock on the last trading day of the year, December 30, 2005. Dividends will be paid on the unvested shares of restricted stock to the same extent dividends are paid on our outstanding common stock generally. For information regarding certain performance based long-term incentive compensation awards granted in 2004 under the Company’s Mid-Term Incentive Plan, see “Compensation Committee Report on Executive Compensation.”

	Number of Shares of Restricted
	Stock Granted in		At December 31, 2005
			Number of	Value of
			Remaining	Remaining
			Unvested Shares of	Unvested Shares of
Name	2003	2005	Restricted Stock	Restricted Stock
Mr. Freeman	15,000	16,667	24,167	$174,486
Mr. Herbert	5,000	4,167	6,667	$48,136
Mr. Mapson	5,000	3,334	5,834	$42,121
Mr. McCoy	3,000	4,167	5,667	$40,916
Mr. Ross	3,000	4,167	5,667	$40,916

(3)          The amount shown is comprised of (i) matching contributions under our 401(k) plan in the amount of $5,500 for each such officer, (ii) supplemental long-term disability insurance premiums in the amount of $2,401, $844, $1,378, $870 and $1,912, respectively, for Messrs. Freeman, Herbert, Mapson, McCoy and Ross and (iii) $16,339 for Mr. Freeman, which represents the moving expenses related to Mr. Freeman’s relocation from Atlanta, Georgia to Jacksonville, Florida pursuant to the terms of his employment agreement. For more information regarding Mr. Freeman’s relocation and the Company’s purchase and sale of his Atlanta residence, see the discussion under the heading “Certain Transactions” below.

(4)          The amount shown is comprised of (i) matching contributions under our 401(k) plan in the amount of $6,500 for each such officer and (ii) supplemental long-term disability insurance premiums in the amount of $1,022, $844, $809, $581 and $1,140, respectively, for Messrs. Freeman, Herbert, Mapson, McCoy and Ross and (iii) $9,430 for Mr. Freeman, which represents the difference between the purchase price the Company paid to Mr. Freeman for his Atlanta residence and the appraised value of such residence in connection with Mr. Freeman’s relocation from Atlanta, Georgia to Jacksonville, Florida pursuant to the terms of his employment agreement. The amount represents capital improvements to the Atlanta residence made by Mr. Freeman.

(5)          The amount shown is comprised of (i) matching contributions under our 401(k) plan in the amount of $6,500 for each such officer and (ii) supplemental long-term disability insurance premiums in the amount of $2,401, $844, $1,378, $870 and $1,912, respectively, for Messrs. Freeman, Herbert, Mapson, McCoy and Ross.

Stock Option Grants in Fiscal 2005

The table below sets forth certain information at December 31, 2005, and for the fiscal year then ended, concerning stock options granted to the executive officers listed in the Summary Compensation Table.

	Individual Grants
	Number of Securities Underlying Options		Percentage of Total Options Granted to All Employees In Fiscal	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(1)
Name	Granted		2005	per Share	Date	5%	10%
Mr. Freeman	33,333	(2)	8.90%	$8.25	4/28/2015	$172,944	$438,275
Mr. Herbert	8,333	(2)	2.23%	$8.20	4/18/2015	$42,973	$108,901
Mr. Mapson	6,666	(2)	1.78%	$8.20	4/18/2015	$34,376	$87,116
Mr. McCoy	8,333	(2)	2.23%	$8.20	4/18/2015	$42,973	$108,901
Mr. Ross	8,333	(2)	2.23%	$8.20	4/18/2015	$42,973	$108,901

(1)          The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast future possible appreciation, if any, of the price of our common stock.

(2)          Vests in five equal annual increments beginning on the date of grant.

Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values

The following table shows for each executive officer named in the Summary Compensation Table information with respect to the number of shares acquired on exercise of stock options and the aggregate gains realized on exercises during 2005 as well as information regarding the values of unexercised options held by each such executive at December 31, 2005.

	Number of Shares Acquired		Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(1)
Name	on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Freeman	—	—	696,968	126,667	$22,351	—
Mr. Herbert	—	—	102,343	26,667	$6,303	—
Mr. Mapson	—	—	62,915	23,333	$8,147	—
Mr. McCoy	—	—	82,518	31,667	$2,323	—
Mr. Ross	—	—	138,221	31,667	$66,875	—

(1)          Market value of shares underlying in-the-money options at December 31, 2005, less option exercise price. The closing price of our common stock, as reported by the Nasdaq Stock Market on the last trading date of the year, December 30, 2005, was $7.22 per share. The value is calculated on the basis of the difference between the option per share exercise price and $7.22 per share, multiplied by the number of shares of common stock underlying the option for those options with an exercise price less than $7.22.

Long-Term Incentive Plans—Awards in Last Fiscal Year

There were no long-term incentive compensation awards required to be disclosed under this caption made during 2005 to the executive officers named in the Summary Compensation Table. For information regarding certain performance based long-term incentive compensation awards granted in 2004 under the

Company’s Mid-Term Incentive Plan, see “Compensation Committee Report on Executive Compensation” below.

Employment Agreements

Mr. Freeman’s Employment Agreement.   Douglas K. Freeman and the Company entered into an employment agreement dated November 18, 2001, effective as of March 31, 2002, and amended as of April 1, 2002 and April 30, 2004. The employment agreement provides that Mr. Freeman will serve as our chief executive officer. The employment agreement has an initial term of three years from April 1, 2002, which is continually renewed each day so that it always remains a three-year term unless either party gives notice of nonrenewal.

Under this agreement, we will pay Mr. Freeman an annual base salary of not less than $500,000, and his current annual base salary has been set by the Compensation Committee at $625,000 effective as of April 1, 2006. Mr. Freeman will be entitled to participate in our annual cash incentive compensation plan and will have a maximum annual cash bonus target that is not less than $450,000. Mr. Freeman’s maximum target bonus for 2005 was equal to 150% of his base salary.

Mr. Freeman is also entitled to other benefits provided to similarly situated executives, including vacation, club dues and the use of a company-owned automobile. To date, Mr. Freeman has never accepted any reimbursement for club dues, and in respect of an automobile allowance, Mr. Freeman has utilized a company-owned automobile. In addition, in 2002, Mr. Freeman received a relocation package, including our purchase of Mr. Freeman’s residence in Columbia, SC for $820,655, which was later sold by the Company for $737,500. Also in 2004, we purchased Mr. Freeman’s residence in Atlanta, GA for $1,759,430, which represented the appraised value of the residence plus $9,430 in capital improvements. This was in connection with his relocation from Atlanta, Georgia to Jacksonville, Florida pursuant to the terms of his employment agreement. We later sold the Atlanta property to an unrelated third party for $1,275,000.

Pursuant to the employment agreement, in March 2002, Mr. Freeman was granted a nonqualified option to purchase 250,000 shares of our common stock under our 1996 Stock Incentive Plan. Mr. Freeman is also entitled to receive additional equity awards commensurate with his position and at a level required to be competitive in the marketplace.

If we terminate Mr. Freeman’s employment without cause, or Mr. Freeman terminates his employment for good reason, we will be required to pay Mr. Freeman a lump sum equal to three times the sum of (a) his annual base salary, as then in effect, plus (b) the greater of (i) $450,000, and (ii) the maximum annual incentive bonus opportunity for which Mr. Freeman was eligible for the year in which the date of termination of employment occurs. In such event, Mr. Freeman would also be entitled to continued welfare benefits (or reimbursement for the cost of such benefits) for the greater of one year following the date of termination of employment or the unexpired portion of the term of the employment agreement. Additionally, Mr. Freeman’s outstanding equity awards would become fully vested and remain exercisable for their maximum remaining term.

If Mr. Freeman’s employment is terminated due to his death or disability, he will be entitled to receive a prorated bonus for the year of his termination. If Mr. Freeman’s employment is terminated for cause or if he voluntarily terminates employment during the term without good reason, he will not be entitled to further payments under the employment agreement, except for accrued salary and any compensation and benefits payable under the terms of our compensation and benefit plans.

If any payment or benefit received by Mr. Freeman is a “parachute payment” as defined in Section 280G of the Internal Revenue Code, and as a result Mr. Freeman incurs an excise tax, we will pay him such additional amount as is required to put him in the same after-tax position as if no excise tax were incurred.

During the term of employment and for twelve months thereafter, Mr. Freeman may not solicit employees of the Company or solicit customers of the Company with whom he had material dealings while he was an employee. In the event of a dispute relating to Mr. Freeman’s employment, the dispute will be settled by arbitration, and we will be required to pay all of Mr. Freeman’s legal fees and expenses, except to the extent that his claim is determined to be frivolous. We are required to cause any successor to all or substantially all of the business and/or assets of the Company to assume the employment agreement.

Other Executive Officers’ Employment Agreements.   Messrs. Brauch, Herbert, Mapson, McCoy and Ross each entered into employment agreements with the Company dated as of April 1, 2002, and amended as of March 1, 2004 and March 14, 2006. These employment agreements are identical in all material respects, except as to base salary and incentives, which are subject to adjustment by the Board. The employment agreements provided for minimum base salaries, subject to adjustment by the Board, of $150,000, $220,500, $150,000, $225,000 and $225,000 for Messrs. Brauch, Herbert, Mapson, McCoy and Ross, respectively. As of April 1, 2006, the base salaries for Messrs. Brauch, Herbert, Mapson, McCoy and Ross are $175,000, $270,000, $200,000, $225,000 and $225,000, respectively. For 2006, the maximum cash bonus potential is $112,500, $330,750, $135,000, $337,500 and $337,500 for Messrs. Brauch, Herbert, Mapson, McCoy and Ross, respectively. Each employment agreement was renewed for an additional two-year term effective April 1, 2006. If we terminate the employment of any of the aforementioned executive officers, without cause, or if any executive officer terminates his employment either for cause or after the occurrence of a change in control of the Company, we will be required to pay such executive officer a lump sum equal to twenty-four times his average monthly compensation, which includes base salary plus maximum incentive compensation opportunity for which such executive officer was eligible for the year in which the date of termination of employment occurs. In such event, the executive officer would also be entitled to continued benefits (or reimbursement for the cost of such benefits) during the twenty-four month period following termination of employment.

If any payment or benefit to be received by the executive officer is a “parachute payment” as defined in Section 280G of the Internal Revenue Code, and as a result such executive officer would incur an excise tax, we will pay him a reduced amount that would result in no excise tax being due.

During the term of employment and for twenty-four months thereafter, such executive officer may not solicit employees of the Company or solicit customers or vendors of the Company with whom he had material dealings while he was an employee. In addition, these employment agreements impose restrictions on sharing of confidential and proprietary information. In the event of a dispute relating to employment, the prevailing party shall be entitled to reasonable costs and expenses, including attorneys’ fees and costs. We will be required to cause any successor to all or substantially all of the business and/or assets of the Company to assume the employment agreement.

Change of Control Arrangements

In addition to the provisions concerning changes of control of the Company contained in the employment agreements and the Mid-Term Incentive Plan (discussed below under the heading “Compensation Committee Report on Executive Compensation”), our 1996 Stock Incentive Plan provides that awards may be cashed out in full, regardless of whether exercisable, vested or earned, in connection with a change in control of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following Compensation Committee Report on Executive Compensation does not constitute soliciting material and is not deemed filed with the SEC, and is not to be incorporated by reference into any previous or future filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates therein this report by reference.

Decisions regarding the compensation of our executive officers are made by the Compensation Committee of the Board, which is referred to in this report as the Committee. This report discusses the compensation objectives and policies applicable to our executive officers and our policy generally with respect to the compensation of all executive officers as a group for 2005 and specifically reviews the compensation established for the Chief Executive Officer during 2005.

During 2005, the Committee consisted of Messrs. Smith, III, (Chairman), Cable and Heard (from April 28, 2005) and Ms. Catherine Ghiglieri (until April 28, 2005). The policies and practices that governed during 2005 are discussed below.

Compensation Philosophy

The Committee’s executive compensation program has three objectives: (1) to align the interests of the executive officers with those of the shareholders by basing a significant portion of an executive’s compensation on the Company’s performance, (2) to attract and retain highly talented and productive executives, and (3) to provide incentives for superior performance by our executives. To achieve these objectives, the executive compensation program consisted of base salary, short-term incentive compensation in the form of a cash or a stock bonus, mid-term incentive compensation in the form of performance-based restricted stock awards payable in restricted stock and long-term incentive compensation in the form of restricted stock or stock options. These compensation elements are in addition to the general benefit programs that are offered to all of the Company’s employees.

In establishing the amount and type of compensation to be awarded to executive officers for 2005, the Committee did not grant any increases in base salary or make any other adjustments to the Company’s overall compensation programs or objectives.

Each element of the executive compensation program is discussed below.

Base Salaries

The Summary Compensation Table above reflects the base salaries of the named executive officers, including the Chief Executive Officer. The Committee reviews and approves the base salaries of all of our executive officers, which are generally market driven, with a view towards establishing base salaries in the median of those provided by the Company’s peer group for executives performing similar functions. Base salaries were not based upon the achievement of any predetermined performance targets. Those base salaries that had been established for 2003 were not further adjusted for 2004 or 2005. With respect to each named executive officer, other than the Chief Executive Officer, any difference in base salary shown in the Summary Compensation Table between 2003, 2004 and 2005 results from the timing of receipt of payments by such executive officer and not from any difference in pay rate year-to-year. With respect to the Chief Executive Officer, the 2003 base salary reflects the increase that was effective on April 1, 2003. Otherwise, the difference in base salary shown in the Summary Compensation Table for the Chief Executive Officer between 2004 and 2005 results from the timing of receipt of payments by the Chief Executive Officer and not from any difference in pay rate year-to-year.

Bonuses

Bonuses, which are performance driven, are intended to motivate the individual to work hard to achieve the Company’s financial and operational performance goals or to otherwise motivate the individual to aim for a high level of achievement in the coming year.

For 2005, the Committee established, on April 28, 2005, for each executive officer, including the Chief Executive Officer, a pre-set target cash bonus to be determined by a rigorous formula that was heavily weighted toward the Company’s 2005 performance in terms of earnings per share, number of customers and cross-sell ratio. In the case of the Chief Executive Officer, 100 percent of the target bonus was tied to Company performance. In the case of Messrs. Brauch, Herbert and Mapson, 80 percent was tied to Company performance, 10 percent to division performance which varies by division and 10 percent to individual factors established by the Committee for each executive. For Messrs. McCoy and Ross, 65 percent and 50 percent, respectively, was tied to Company performance, 25 percent and 40 percent, respectively, was tied to division performance, and 10 percent was tied to individual factors. As established by the Committee, the target and maximum cash bonuses for 2005 for each executive, including the Chief Executive Officer, were based on a percentage of the executive’s base salary as of January 1, 2005. The target and maximum cash bonus percentages for the Chief Executive Officer were 100% and 150%, respectively. The target and maximum cash bonus percentages for executive officers, other than the Chief Executive Officer, ranged from target percentages of 50% to 100% and maximum percentages of 75% to 150%. The Committee makes a final determination of the amount of bonuses, normally awarded in the first quarter of the year following the year for which performance is measured. A bonus in the amount of $83,600 was paid to the Chief Executive Officer for 2005. The bonuses paid to the Company’s other named executive officers for 2005 are set forth in the Summary Compensation Table above.

Mid-Term Incentive Compensation

On October 9, 2003, the Committee approved the Mid-Term Incentive Plan for senior executives, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table. This plan is administered as part of the 1996 Stock Incentive Plan and was designed to align more effectively the interests of senior management with the longer-term strategic operational and financial success of the Company and directly with those of the shareholders by awards denominated in cash but payable in shares of restricted stock upon the achievement by the Company of certain performance goals established by the Committee. Effective January 1, 2004, the Committee entered into Mid-Term Incentive Plan Agreements granting aggregate target awards of $1,950,000, including target awards of $600,000 to the Company’s Chief Executive Officer and $550,000 in the aggregate to the other executive officers named in the Summary Compensation Table, contingent upon the Company’s achieving over two- and three-year performance periods ending December 31, 2005 and 2006, respectively, certain targets in consolidated earnings per share and target earnings per share in the strategic areas of retail banking, financial intermediary and transaction processing. One-half of the awards covered the two-year performance period ended December 31, 2005 and one-half of the awards covered the three-year performance period ending December 31, 2006. The awards are denominated in dollars but payable in shares of restricted stock, with 50 percent of the shares vesting immediately after the last day of the relevant performance period if the targets for that period are met and 25 percent of the shares vesting at the end of the first and second years thereafter. In the case of a recipient’s death, disability, retirement or termination of employment without cause, the executive’s award will vest in full prior to the last day of the applicable performance period based on actual performance to the vesting date. In addition, if the recipient’s employment is constructively terminated in the 18-month period after a change of control event, awards would vest in full prior to the last day of the performance period based on actual performance to the vesting date.

Based upon the targets established by the Committee for 2004-2005 performance period and the Company’s actual performance during each of those years, no restricted stock will be granted in respect of the two-year performance period portion of the 2004 award. In addition, as of December 31, 2005, unless dramatic progress is made towards achieving the targets for the 2004-2006 performance period, there would be no grants under the award in respect of the three-year performance period portion of the 2004 award.

The Company did not grant any new awards under the Mid-Term Incentive Plan during 2005 to the executive officers named in the Summary Compensation Table.

Long-Term Incentive Compensation

The Company’s long-term incentive compensation is based upon its 1996 Stock Incentive Plan. The Committee believes that structuring a portion of executives’ total compensation in the form of stock options and time-vesting restricted stock achieves three objectives. It aligns the interest of executives directly with those of the shareholders, gives executives a significant long-term interest in the Company’s success and helps the Company retain key executives. In determining the number and terms of options and restricted stock to grant an executive, the Committee primarily considers subjectively the executive’s past performance (or, in the case of a new executive, his or her knowledge, and experience and the degree to which the Company can recruit executives with similar skills) and the degree to which an incentive for long-term performance would benefit the Company. Based on the Committee’s subjective evaluation of these factors, the Committee approved the Company’s grant of the options and time-vesting restricted stock described in the Summary Compensation Table to the named executive officers, including the Chief Executive Officer. The total number of shares of common stock covered by the 2005 option and restricted stock awards to each of the executive officers named in the Summary Compensation Table was reduced by approximately 50 percent compared to 2004. In 2005, the long-term compensation of the named executive officers, including the Chief Executive Officer, consisted of approximately two-thirds of option grants and one-third of time-vesting restricted stock awards.

The Company’s 1996 Stock Incentive Plan permits the Company to make awards of stock appreciation rights, restricted stock and other stock incentives in addition to stock options. The Committee determined for 2005 to limit its long-term incentive awards to the stock options and restricted stock discussed above.

Benefits

The Committee believes the Company must offer a competitive benefits program to attract and retain key executives. The Company provides the same medical and other benefits to its executive officers that are generally available to its other employees but provides certain additional benefits, such as supplemental long-term disability insurance to its executive officers. The Company also provides certain perquisites and personal benefits, such as financial planning services. In addition, the Chief Executive Officer has the use of a Company-owned vehicle. The amount of such perquisites provided to any named executive officers, including the Chief Executive Officer, did not exceed the lesser of $50,000 or 10 percent of the aggregate of such named executive officer’s base salary and bonus in 2003, 2004 or 2005.

Compensation of the Chief Executive Officer

On November 18, 2001, the Company entered into an employment agreement with Mr. Freeman, the Company’s current Chief Executive Officer. The agreement, effective March 31, 2002, is described under the heading “Executive Compensation—Employment Agreements” above.

In 2003, the Company completed a review of the Chief Executive Officer’s compensation to determine the competitiveness of his compensation due to the Company’s 2002 acquisition of RBMG as well as its expansion into additional lines of business. Based upon a study from an outside consultant in connection with such review, the Committee approved the Company’s setting Mr. Freeman’s salary at $550,000, effective April 1, 2003, and setting his maximum potential bonus opportunity at 150% of his base salary. Effective January 1, 2004, the Committee approved the award to Mr. Freeman under the Mid-Term Incentive Plan discussed above. No changes in Mr. Freeman’s base salary or target bonus potential were made in 2004 or 2005. With respect to 2004, based on the Company’s actual 2004 performance compared to the 2004 Company performance targets previously established for Mr. Freeman, no cash bonus was paid to Mr. Freeman with respect to 2004. In addition, during 2004, the Committee granted Mr. Freeman an option to purchase 100,000 shares of common stock as long-term compensation. With respect to 2005, based on the Company’s actual 2005 performance compared to the 2005 Company performance targets previously established for Mr. Freeman, Mr. Freeman received the 2005 cash bonus set forth in the Summary Compensation Table. In addition, during 2005, the Committee granted Mr. Freeman an option to purchase 33,333 shares of common stock and awarded Mr. Freeman 16,667 shares of restricted stock as long-term compensation.

Section 162(m) of the Internal Revenue Code

It is the Committee’s responsibility to address the effect on the Company of Section 162(m) of the Internal Revenue Code, as amended, which makes certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible by companies beginning in 1994. The Committee has reviewed the issues raised by Section 162(m) and has determined that no portion of compensation payable to any executive officer for 2005 is non-deductible. The Committee intends to consider the limitations imposed by Section 162(m), among other factors, in making compensation determinations in the future. In any year, however, the Board or the Committee may determine, in the light of the applicable circumstances, that it would be in the best interests of the Company and its shareholders for compensation to be paid in a manner that may not qualify as performance-based under Section 162(m).

March 22, 2006
	Submitted by:	THE COMPENSATION COMMITTEE
Joel A. Smith III, Chairman Stuart M. Cable J. Stephen Heard

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and is not to be deemed filed or incorporated by reference with any previous or future filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report therein by reference.

During 2005, the Audit Committee consisted of Messrs. Muller (Chairman), Adams and Johnson, and from April 29, 2005 until her resignation on September 20, 2005, Ms. Catherine Ghiglieri.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining an adequate system of internal financial control, for preparing the financial statements and for the public reporting process. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, Ernst & Young will express an opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Committee reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2005, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. Management also represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Committee has discussed with Ernst & Young that firm’s judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended by Statement on Auditing Standards No. 90). In addition, Ernst & Young has provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with Ernst & Young that firm’s independence from the Company and its management. The Committee also concluded that Ernst & Young’s provision of audit and non-audit services to the Company is compatible with that firm’s independence.

The Committee, with and without management present, discussed with Ernst & Young and the Company’s internal auditors the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the Company’s audited financial statements for the year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for 2005 for filing with the SEC and the Committee selected Ernst & Young as the independent registered public accounting firm for the Company for 2006.

March 9, 2006	Submitted by:	THE AUDIT COMMITTEE
Thomas H. Muller, Jr., Chairman David W. Johnson, Jr. Eula L. Adams

PERFORMANCE GRAPH

The following Performance Graph provided below does not constitute soliciting material and is not to be deemed filed or incorporated by reference into any previous or future filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Performance Graph therein by reference.

The Performance Graph compares the five year cumulative total shareholder return on our common stock to the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Bank Stock Index from January 1, 2001 to December 31, 2005. The Performance Graph assumes, in each case, an initial investment of $100 on January 1, 2001 and the reinvestment of all dividends, where applicable.

	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005
NetBank, Inc.	$100	$160	$147	$205	$160	$111
Nasdaq Bank Stock Index	$100	$110	$115	$149	$166	$159
Nasdaq Stock Market (U.S.) Index	$100	$79	$54	$81	$88	$89

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons who own beneficially more than 10% of our outstanding common stock to file forms with the SEC reporting their ownership and changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required to furnish us with copies of the forms they file. Except as discussed in the next paragraph, based solely on a review of copies of these forms furnished to us, or written representations from certain persons that no Form 5s were required, we believe that all required forms have been timely filed for 2005.

Based upon information previously furnished to the Company by Robin C. Kelton, one of our directors, Mr. Kelton would beneficially own no shares of common stock of the Company. However, as reported under “Security Ownership of Principal Shareholders and Management,” in the officer and director questionnaire Mr. Kelton provided to the Company in connection with the preparation of this proxy statement, Mr. Kelton reported that he was the direct owner of 477,759 shares of our common stock. Mr. Kelton has informed the Company that of the 477,759 shares, 427,314 represent shares he reported and believed had been transferred by him to an irrevocable trust in 2002, but, in fact, were not so transferred and are still beneficially owned by him, and 50,445 represent shares that he acquired but erroneously never reported in connection with the Company’s 2002 acquisition of RBMG in exchange for shares of RBMG stock that Mr. Kelton held prior to the RBMG acquisition. Accordingly, the appropriate Section16(a) beneficial ownership reports with respect to Mr. Kelton have not been filed to reflect his continued ownership since 2002 of 427,314, and his 2002 acquisition of 50,445, shares of common stock.

CERTAIN TRANSACTIONS

Some of our directors, officers, principal shareholders and their associates were customers of, or had transactions with, the Company or the Bank in the ordinary course of business during 2005. Some of our directors are directors, officers, trustees or principal securities holders of corporations or other organizations that also were customers of, or had transactions with, the Company or the Bank in the ordinary course of business during 2005.

All outstanding loans and other transactions with our directors, officers and principal shareholders were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features.

In 2004, we purchased the Atlanta residence of Douglas K. Freeman, our Chairman and Chief Executive Officer, in connection with his relocation from Atlanta, Georgia to Jacksonville, Florida, pursuant to the terms of his employment agreement. We purchased the property at the appraised value of $1,750,000 plus an additional $9,430 in capital improvements. In the fourth quarter of 2005, the property was sold to an unrelated third party for $1,275,000. The expense related to the subsequent sale was recorded in other expenses for the year ended December 31, 2005.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Unless otherwise directed by the shareholders, the persons appointed as proxies will vote for the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2006. This firm is a registered public accounting firm. Our charter and bylaws do not require that our shareholders ratify the appointment of Ernst & Young LLP as our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider its appointment, but may still retain Ernst & Young LLP. Even if the appointment is ratified, the Audit Committee may in its discretion change the appointment at any time if it determines that a change in our independent auditor would be in the best interests of the Company and its shareholders. We have been informed that no member of Ernst & Young LLP has any direct or material indirect financial interest in the Company or its subsidiaries. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to answer appropriate questions and to make a statement if they desire.

Audit Fees

The following table shows the amounts billed to the Company by its independent auditors in each of the last two fiscal years.

Category	2005	2004
Audit Fees(1)	$1,341,000	$1,541,391
Audit-Related Fees(2)	26,625	48,609
Tax Fees(3)	0	1,500
All Other Fees	0	0
TOTAL	$1,367,625	$1,591,500

(1)          Audit fees include fees and expenses associated with the annual audit, reviews of quarterly reports on Form 10-Q, regulatory filings and statutory audits of NetBank, Inc. and its subsidiaries and the audit of internal control over financial reporting for NetBank, Inc. required under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)          Audit-related fees and expenses related to the audits of employee benefit plans.

(3)          Tax fees and expenses include tax advice assistance.

The Audit Committee has determined that the provision of the audit and non-audit services described above is compatible with maintaining Ernst & Young LLP’s independence from the Company and its management.

Audit Committee Preapproval Policy

The Audit Committee does not have a written preapproval policy. However, as a matter of practice, prior to engaging our independent registered public accounting firm for any services, we obtain the prior approval of the Audit Committee for such service and the fee therefor. All of the audit, audit-related, tax and other fees were approved by the Audit Committee.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2006.

DIRECTOR SELECTION AND NOMINATION PROCESS AND
SHAREHOLDER COMMUNICATIONS

Director Selection and Nomination Process

The Company maintains a standing Corporate Governance Committee comprised solely of independent directors who are responsible, among other things, for identifying individuals qualified to become Board members and recommending to the Board director nominees. This Committee was established in August 2002. The Committee will periodically review the size and composition of the Board and determine whether it is necessary to add or replace directors.

The Board and the Corporate Governance Committee have not established any specific minimum qualifications that a candidate for director must meet in order to be recommended for Board membership. Instead, nominees for director will be selected on the basis of outstanding achievement in their careers; experience and subject matter expertise in one or more areas of our operations; independence; financial expertise; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties; and such other factors as the Committee may deem are in the best interests of the Company and its shareholders. The Board believes that each director should have, and nominees are expected to have, the capacity to obtain, a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the

Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors. Accordingly, the Board and the Corporate Governance Committee will evaluate the total mix of skills and experience that the candidate offers, consider how a given candidate meets the Board’s current expectations with respect to each of the foregoing factors and make a determination regarding whether a candidate should be recommended to the shareholders for election as a director. The Committee considers it essential that the Audit Committee have at least one member who qualifies as an “audit committee financial expert.”

The Committee and the Board have generally relied upon Board member recommendations when selecting individuals as potential Board members. The Committee’s recommendations on director candidates also involve consultation with the Chairman and Chief Executive Officer of the Company. Generally, we will not retain a search firm to assist in the selection of directors.

The Committee will also consider candidates for director suggested by shareholders. Any shareholder wishing to suggest a person for director for consideration by the Committee should contact the Company as described below under the heading “Shareholder Communications”. Any such communication should state how the proposed candidate meets the criteria described above and provide the minimum information set forth in the following paragraph. The Corporate Secretary will forward properly submitted shareholder-proposed candidates to the Chairperson of the Corporate Governance Committee for consideration at a future Committee meeting.

Individuals proposed by shareholders in accordance with these procedures will be evaluated and considered by the Corporate Governance Committee in the same manner and using the same standards it uses to evaluate candidates identified by Board members or management. When submitting a candidate to the Committee for its consideration, a shareholder must provide the following minimum information for such candidate: full name and address, age, principal occupation and business experience during the past five years, current directorships on publicly held companies and investment companies, number of the Company’s shares owned, if any, information regarding any relationship or understandings between the candidate and the proposing shareholder and a signed statement by the candidate consenting to serve as a director if nominated and elected.

In addition to proposing nominees for consideration to the Corporate Governance Committee, under our Second Amended and Restated Bylaws, shareholders may also directly propose nominees for consideration at an annual meeting or special meeting of shareholders. Our Second Amended and Restated Bylaws establish deadlines and procedures that a shareholder must follow in order to nominate a director at any such meeting. A person must be a shareholder of record entitled to vote in the election of directors generally at the meeting on the date that such person gives notice of the nomination for director. The shareholder must deliver written notice of the nomination to the Corporate Secretary at the principal executive office of the Company not less than ninety (90) nor more than one hundred and twenty (120) days prior to the first anniversary date of the annual meeting for the preceding year. If, however, the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), such shareholder notice shall be given by the later of the close of business on (i) the date ninety (90) days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed. For a special meeting, the shareholder must give written notice of any director nomination to the Secretary of the Corporation in the same manner as described above not later than the close of business on the tenth day following the day on which the date of the special meeting and either the names of the nominees proposed by the Board to be elected at such meeting or the number of directors to be elected is publicly announced or disclosed. All such written shareholder notices should be delivered to the Corporate

Secretary at the following address of the principal executive office of the Company:  Corporate Secretary, NetBank, Inc., 1015 Windward Ridge Parkway, Alpharetta, Georgia, 30005.

A shareholder’s notice must set forth: (i) the name of the person or persons to be nominated; (ii) the number and class of all shares of each class of stock of the Company owned of record and beneficially by each such person, as reported to such shareholder by such nominee(s); (iii) the information regarding each such person required by paragraphs (a), (d), (e) and (f) of Item 401of Regulation S-K adopted by the SEC; (iv) each such person’s signed consent to serve as a director of the Company if elected; and (v) such shareholder’s name and address and the number and class of all shares of each class of stock of the Company owned of record and beneficially by such shareholder. In addition to these requirements discussed above, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and its regulations with respect to nominations for director.

For more information about deadlines for submission of shareholder nominations for next year’s annual meeting of shareholders, see the discussion below under the heading “Shareholder Proposals.”

Shareholder Communications

Any shareholder desiring to contact our Board of Directors, or any individual director serving on the Board, may do so by written communication mailed to: Board of Directors (Attention: (name of director(s), as applicable)), care of the Corporate Secretary, NetBank, Inc., 1015 Windward Ridge Parkway, Alpharetta, Georgia 30005. Any proper communication so received will be processed by the Corporate Secretary and may, at the discretion of the Corporate Secretary using his or her judgment, be promptly delivered to each member of the Board, or, as appropriate, to the member(s) of the Board named in the communication. The Corporate Secretary determines in his or her discretion which communications are unrelated to the business or governance of the Company and its subsidiaries, commercial solicitations, offensive, obscene, or otherwise inappropriate. In addition, any concerns relating to our accounting, internal accounting controls, or auditing will be investigated and reported to the Audit Committee. All communications are compiled by the Corporate Secretary and are available for review by any director. More information regarding our shareholder communication process may be found in the Corporate Governance section of our Web site, at www.netbankinc.com.

Shareholder Proposals

Shareholders who wish to include a proposal in our proxy statement and proxy card relating to our 2007 annual meeting of shareholders should deliver a written copy of their proposal to our principal executive offices no later than December 4, 2006. Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in our proxy materials.

To be timely under our bylaws, any nomination for director or other proposal made by a shareholder (other than shareholder proposals to be included in our proxy statement and proxy card) must be delivered to the Corporate Secretary of the Company no earlier than January 2, 2007 and not later than February 1, 2007. If we change the date of our 2007 annual meeting of shareholders to be earlier than April 2, 2007 or later than June 1, 2007, we must receive notice of the shareholder nomination or proposal no later than 90 days before the actual meeting date or the tenth day after the date on which public announcement of such annual meeting is first made, whichever is later. Any shareholder notice nominating any person as a director or making a proposal must include certain additional information as specified in our bylaws.

We may solicit proxies in connection with our 2007 annual meeting of shareholders which confer discretionary authority to vote on any shareholder proposals or nominations of which we do not receive notice by February 17, 2007. All shareholder proposals and nominations should be sent to Corporate Secretary, NetBank, Inc., 1015 Windward Ridge Parkway, Alpharetta, Georgia 30005.

OTHER BUSINESS

As of the date of this Proxy Statement, our Board is not aware of any other matters that will be brought before the 2006 Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Our Annual Report on Form 10-K for our fiscal year ended December 31, 2005 (excluding exhibits) was mailed to our shareholders with this Proxy Statement. Additional copies of our Form 10-K (excluding exhibits) for the year ended December 31, 2005, filed with the SEC are available to shareholders, without charge, upon written request to NetBank, Inc., 1015 Windward Ridge Parkway, Alpharetta, Georgia 30005 (Attn: Investor Relations). In addition, a free copy including exhibits is available within the Investor Relations area of our Web site at www.netbankinc.com.

Holders of our common stock are requested to complete, sign, and date the accompanying proxy card and promptly return it to our transfer agent in the enclosed addressed, U.S. postage paid envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Charles E. Mapson
Secretary
Dated: March 30, 2006

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NETBANK, INC.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 2, 2006

The undersigned shareholder of NetBank, Inc. (the “Company”) hereby appoints Charles E. Mapson and Matthew S. Shepherd as proxies with full power of substitution, acting unanimously or by either of them if only one be present and acting, to vote all shares of common stock of the Company the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Meeting”) to be held at the Embassy Suites, 5955 North Point Parkway, Alpharetta, Georgia 30022 on Tuesday, May 2, 2006, at 10:00 A.M. and at any adjournments or postponements thereof, upon all matters that may properly come before the meeting, including the proposals described in the accompanying Notice of Annual Meeting of Shareholders and the Proxy Statement relating to the Meeting (the “Proxy Statement”), receipt of which is hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

PROPOSAL 1:	To elect each of the nominees listed below to serve as Class III directors of the Company for a term expiring at the 2009 Annual Shareholders’ Meeting.
Robin C. Kelton Thomas H. Muller, Jr. David W. Johnson, Jr.
	☐ FOR all individuals listed above (except as indicated to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all individuals listed above.
INSTRUCTION:	To withhold authority for one or more individuals, mark “FOR” above, and write his or her name or their names in the space below:

PROPOSAL 2:	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2006.
☐ FOR ☐ AGAINST ☐ ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, the proxy will be voted FOR the individuals listed in Proposal 1 and FOR Proposal 2.

Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting.

Dated:	, 2006
(Be sure to date your Proxy)

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)

If stock is held in the name of more than one person, all holders should sign. Signatures must correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in name by authorized person.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE USING THE ENCLOSED U.S. POSTAGE PAID, RETURN-ADDRESSED ENVELOPE.